UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 28, 2007

Martek Biosciences Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-22354	52-1399362
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6480 Dobbin Road, Columbia, Maryland		21045
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	410-740-0081

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 28, 2007, Martek Biosciences Corporation (the "Company") issued a press release announcing that the Company’s Board had approved the sale of the Company’s Fluorescent Detection Products business for $900,000 in cash and a common stock warrant for 7.5% of the acquiring entity. The transaction is expected to close on June 29, 2007. The buyer, Columbia Biosciences Corporation, is a newly formed company headquartered in Columbia, Maryland that was founded and is owned by Martek Chairman Henry "Pete" Linsert, Jr., and six additional Martek employees working in the fluorescent detection area. Upon closing, Mr. Linsert will retire from his current positions as Director and Chairman of the Board of Martek and will no longer be a part-time employee of Martek. The Martek employees working in the fluorescent detection area will join the new company. The Company had previously determined to divest itself of its Fluorescent Detection Products business in order to concentrate on its core business, and the sale was the result of a process undertaken by the Nominating and Corporate Governance Committee of the Board to consider offers for the business.

As a result of Mr. Linsert’s retirement, the Board will be reduced by one director and accordingly set at eight members. The Board has elected current independent Board member Robert J. Flanagan as Chairman of the Board. Mr. Linsert’s retirement and the changes to the size of the Board will take effect upon the completion of the sale described above, scheduled for June 29, 2007.

A copy of the press release is attached as Exhibit 99.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit
Number Description

99.1 Press Release of Martek Biosciences Corporation dated June 28, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Martek Biosciences Corporation

June 28, 2007	By:	/s/ David M. Feitel

Name: David M. Feitel
Title: Senior Vice President and General Counsel

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Exhibit Index

Exhibit No.	Description

99.1	Press Release of Martek Biosciences Corporation dated June 28, 2007.